Exhibit 10.3

CARNIVAL PLC 2014 EMPLOYEE SHARE PLAN

Purpose. The purpose of the Carnival plc 2014 Employee Share Plan is to provide a means through which the members of the plc Group may attract and retain key personnel, and to provide a means whereby employees and executive directors of members of the plc Group can acquire and maintain an interest in Shares, or be paid incentive compensation, measured by reference to the value of Shares, thereby strengthening their commitment to the welfare of members of the plc Group and aligning their interests with those of the holders of Shares. It is intended that the Plan will be an employees’ share scheme within the meaning of section 1166 of the Companies Act 2006.

1. Definitions. The following definitions shall be applicable throughout the Plan:

(a) “ADRs” means American Depositary Receipts evidencing American Depositary Shares deposited by the Company with a depositary pursuant to a depositary agreement.

(b) “Affiliate” means (i) any person or entity that directly or indirectly Controls, is Controlled by or is under common Control with the Company or Carnival Corporation and/or (ii) to the extent provided by the Committee, any person or entity in which the Company or Carnival Corporation has a significant interest.

(c) “Approved Option” means an Option granted under the HMRC approved share plan contained in the Appendix to this Plan.

(d) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Unapproved Option, Approved Option, Stock Appreciation Right, Restricted Shares, Restricted Share Unit and Other Share-Based Award granted under the Plan.

(e) “Board” means the Board of Directors of the Company (or any duly appointed committee thereof).

(f) “Capital Reorganisation” means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation, or reduction).

(g) “Carnival Corporation” means Carnival Corporation, a corporation organised under the laws of the Republic of Panama and any successor thereto.

(h) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise:

(i) a member of the plc Group having “cause” to terminate a Participant’s employment, as defined in any employment or other agreement between the Participant and the plc Group in effect at the time of such termination; or

(ii) in the absence of any such employment or other agreement (or the absence of any definition of “cause” or term of similar import therein):

(A) the Participant has failed to reasonably perform his or her duties to the plc Group, or has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Combined Group;

(B) the Participant has engaged or is about to engage in conduct harmful (whether financially, reputationally or otherwise) to the Combined Group;

(C) the Participant having been convicted of, or pleaded guilty to, a crime involving as a material element fraud or dishonesty;

(D) the wilful misconduct or gross neglect of the Participant that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Combined Group;

(E) the wilful violation by the Participant of the Combined Group’s written policies that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Combined Group;

(F) the Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Combined Group (other than good faith expense account disputes);

(G) the Participant’s act of personal dishonesty which involves personal profit in connection with the Participant’s employment with the plc Group; or

(H) the wilful breach by the Participant of fiduciary duty owed to the plc Group,

provided, however, that the Participant shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clause (A) hereof, to the extent capable of cure during such 10-day period. References in the preceding sentence to the “plc Group” or to the “Combined Group” shall be deemed to refer to any member of the plc Group or the Combined Group, as the case may be. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(i) “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) a person (either alone or together with any person acting in concert with him) obtaining Control of the Company as a result of a general offer or otherwise for the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him);

(ii) a person (either alone or together with any person acting in concert with him) acquiring 50% or more (on a fully diluted basis) of either:

(a) the then outstanding Shares taking into account as outstanding for this purpose such Shares as are issuable upon the exercise of options or warrants, the conversion of convertible shares or debt and the exercise of any similar right to acquire such Shares (the “Outstanding Shares”); or

(b) the combined voting power of the then outstanding voting shares or securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

and for the purposes of this Plan an event falling within sub-paragraphs (i) or (ii) of this definition shall be referred to as an Acquisition; provided, however, that for purposes of this Plan, the following Acquisitions shall not constitute a Change of Control:

(A) any acquisition by the Company or any Affiliate;

(B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate;

(C) any acquisition by Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses or lineal descendents, any trust established for the benefit of any of the aforementioned Arison family members, or any person directly or indirectly controlling, controlled by or under common control with any of the aforementioned Arison family members or any trust established for the benefit of any of the aforementioned Arison family members or any charitable trust or non-profit entity established by any person or entity described in this sub-paragraph (C);

(D) any acquisition by any person which falls within the proviso to paragraph (v) below or sub-paragraphs (A), (B) or (C) of paragraph (vii) below; or

(E) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant) (persons described in clauses (A), (B), (C), (D) and (E) being referred to hereafter as “Excluded Persons”);

(iii) individuals who, during any consecutive 12-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement or annual report and accounts of the Company in which such person is nominated for election by shareholders, without written objection to such nomination) shall be an Incumbent Director and for the purposes of this Plan an event falling within this sub-paragraph (iii) shall be referred to as a Board Change;

(iv) a person becoming entitled or required under sections 979 to 985 of the Companies Act 2006 to acquire Shares (a “Compulsory Acquisition Procedure”);

(v) a Court directing that a meeting of the holders of Shares be convened pursuant to section 896 of the Companies Act 2006 for the purposes of considering a scheme of arrangement of the Company or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the Court (as the Committee may determine) (the “Relevant Condition”) provided, however, that the Committee may determine that the scheme of arrangement shall not constitute a Change of Control if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders with the same proportionate shareholdings as the Company had immediately prior to the scheme of arrangement, and for the purposes of this Plan an event falling within this sub-paragraph (v) shall be referred to as a Scheme of Arrangement;

(vi) notice being duly given of a resolution for the voluntary winding-up of the Company (a “Voluntary Winding Up”);

(vii) the completion of a reorganization, recapitalization, merger, consolidation, share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s shareholders (whether for such Business Combination or Sale or the issue of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale:

(A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or the entity which has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale;

(B) no Person (other than any Excluded Person or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); and

(C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the completion of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale, and for the purposes of this Plan a transaction falling within this sub-paragraph (vii) shall be referred to as a Corporate Transaction.

Notwithstanding the foregoing, the Committee may determine that a transaction or series of transactions pursuant to which (x) the Company is acquired by or otherwise becomes a subsidiary of or merges, consolidates or amalgamates with Carnival Corporation or (y) Carnival Corporation is acquired by or otherwise becomes a subsidiary of or merges, consolidates or amalgamates with the Company, shall not be a Change in Control.

(j) “Code” means the US Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(k) “Combined Group” means the Company and Carnival Corporation.

(l) “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board. Unless the Board determines otherwise, each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the mere fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award which is otherwise validly granted under the Plan.

(m) “Company” means Carnival plc, a company incorporated under the laws of England and Wales.

(n) The term “Control” (including, with correlative meaning, the terms “controlled by” and “under common Control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(o) “Date of Grant” means the date on which the granting of an Award is authorised, or such other date as may be specified in such authorization or, if there is no such date, the date indicated on the applicable Award agreement.

(p) “Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business.

(q) “Detrimental Activity” means any of the following: (i) unauthorised disclosure of any confidential or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate the

Participant’s employment with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group. For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.

(r) “Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, a member of the Combined Group or an Affiliate having cause to terminate a Participant’s employment on account of “disability,” as defined in any then-existing employment or other similar agreement between the Participant and a member of the Combined Group or an Affiliate or, in the absence of such an employment or other similar agreement, a Participant’s total disability as defined below and (in the case of a US Participant to the extent required by Code Section 409A) determined in a manner consistent with Code Section 409A and the regulations thereunder:

(i) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(ii) A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the relevant social security authority. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company.

(s) “Discretionary Share Plan” means an Employee Share Plan in which participation is solely at the discretion of the Board or the Committee.

(t) “Effective Date” means April 17, 2014, if the Plan is approved by the shareholders of the Company at the annual meeting of shareholders held on such day.

(u) “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” under the rules of the New York Stock Exchange or any securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(v) “Employee” means any employee (including an executive director) of a member of the plc Group whose terms of service require him to devote substantially the whole of his working time to the affairs of a member of the Combined Group or an Affiliate.

(w) “Employee Share Plan” means any share option plan or other employees’ share incentive plan established by the Company.

(x) “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(y) “Exercise Price” has the meaning given such term in Section 7(c) of the Plan.

(z) “Fair Market Value” means, on a given date:

(i) for so long as the Shares are traded on the London Stock Exchange, the closing middle market quotation for a Share as derived from the Daily Official List of the London Stock Exchange for that day; or

(ii) subject to (i) above, its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and in the case of any Award under which Shares are to be issued, the nominal value of a Share.

(aa) “HMRC” means H.M. Revenue & Customs.

(bb) “ICTA” means the United Kingdom Income and Corporation Taxes Act 1988.

(cc) “ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

(dd) “Incentive Stock Option” means an Option granted to a US Participant in the Plan which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(ee) “the London Stock Exchange” means London Stock Exchange plc or any recognised investment exchange for the purposes of the UK Financial Services and Markets Act 2000 which may take over the functions of the London Stock Exchange plc.

(ff) “Model Code” means the UKLA’s Model Code for Securities Transactions by Directors of Listed Companies.

(gg) “Nonqualified Stock Option” means an Option granted to a US Participant in the Plan which is not designated by the Committee as an Incentive Stock Option.

(hh) “Option” means an Award granted under Section 7 being either an Incentive Share Option, a Nonqualified Share Option, an Unapproved Option or an Approved Option.

(ii) “Option Holder” means any individual who holds a subsisting Option (including, where the context permits, the legal personal representative of a deceased Option Holder).

(jj) “Option Period” means such period commencing on the Date of Grant and not exceeding ten years, as the Committee may be determine under Section 7(g) and (h) in respect of an Option or portions of an Option.

(kk) “Other Share-Based Award” means an Award granted under Section 10 of the Plan.

(ll) “Participant” means an Employee who pursuant to Section 5 of the Plan has been selected by the Committee to participate in the Plan and to receive an Award.

(mm) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan.

(nn) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(oo) “Performance Period” shall mean the one or more periods of time of not less than 12 months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of an Award.

(pp) “Person” has the meaning given such term in the definition of “Change in Control”.

(qq) “Plan” means this Carnival PLC 2014 Employee Share Plan, as amended.

(rr) “the plc Group” means the Company and the Subsidiaries and member of the plc Group shall be construed accordingly.

(ss) “Registered Holder” means any person or persons nominated by the Committee to hold Restricted Shares on behalf of a Participant.

(tt) “Released Unit” shall have the meaning given such term in Section 9(g).

(uu) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(vv) “Restricted Shares” means Shares, subject to forfeiture and certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(ww) “Restricted Share Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(xx) “Retirement” means a termination of employment with a member of the Combined Group and all Affiliates by a Participant on or after the Participant’s Retirement Age.

(yy) “Retirement Age” means, unless determined otherwise by the Committee, attainment of the earlier of (i) age 65 with at least five years of employment with a member of the Combined Group and/or its Affiliates or (ii) age 60 with at least 15 years of employment with a member of the Combined Group and/or its Affiliates.

(zz) “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(aaa) “Securities Act” means the US Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(bbb) “Shares” means fully paid and irredeemable ordinary shares in the capital of the Company or shares representing those shares following any Capital Reorganisation. References to Shares in relation to the granting, operation or satisfaction of any Award include, if the Committee so decides, reference to ADRs.

(ccc) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ddd) “Strike Price” has the meaning given such term in Section 8(b) of the Plan.

(eee) “Subsidiary” means any subsidiary of the Company, as defined in Section 1159 of the Companies Act 2006, of which the Company has Control.

(fff) “Substitute Award” has the meaning given such term in Section 5(c).

(ggg) “UKLA” means the United Kingdom Listing Authority.

(hhh) “Unapproved Option” means an Option granted to a Participant other than a US Participant under the Plan which is not designated by the Committee as an Approved Option.

(iii) “US Participant” means a Participant who is a US citizen or US tax resident subject to taxation in the United States.

2. Effective Date; Duration and Shareholder Approval. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3. Administration. (a) The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), or any exception or exemption under the rules of the London Stock Exchange or any other securities exchange or inter-dealer quotation system on which the Shares (or ADRs or common stock of Carnival Corporation) are listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to:

(i) designate Participants;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards;

(iv) determine the terms and conditions of any Award;

(v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property or cancelled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi) determine whether, to what extent and under what circumstances the delivery of cash, Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred, either automatically or at the election of the Participant or the Committee;

(vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(viii) establish, amend, suspend or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and

(ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Shares or any successor securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Combined Group or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law.

(d) The Committee shall have the authority to amend the Plan (including by the adaptation of appendices or subplans) and/or the terms and conditions relating to an Award to the extent necessary to permit participation in the Plan by Employees who are located outside of the United Kingdom on terms and conditions comparable to those afforded to Employees located within the United Kingdom; provided, however, that no such action shall be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan.

(e) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, each member of the Combined Group, each Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder.

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the London Stock Exchange or any other securities exchange or inter-dealer quotation system on which the Shares are listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

4. Grant of Awards; Shares Subject to the Plan; Limitations. (a) The Committee may from time to time grant Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units and/or Other Share-Based Awards to one or more Employees.

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, grants of Options or SARs in respect of no more than 3,000,000 Shares may be made to any individual Participant during any period of 36 consecutive months; (ii) subject to Section 11 of the Plan, no more than 1,000,000 Shares may be delivered in respect of an Award subject to performance conditions to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such Award subject to performance conditions is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of such Shares on the last day of the Performance Period to which such Award relates; and (iii) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year) pursuant to an award subject to performance conditions that is denominated in cash shall be $10,000,000.

(c) (i) no Award to subscribe for Shares shall be granted to the extent that the aggregate number of Shares that could be issued pursuant to that Award and any other Awards granted at the same time when added to the number of Shares that:

(a) could be issued on the exercise or vesting of any other subsisting share options or awards granted during the preceding ten years under the Plan or any other Employee Share Plan; and

(b) have been issued on the exercise or vesting of any share options or awards granted during the preceding ten years under the Plan or any other Employee Share Plan; and

(c) have been issued during the preceding ten years under any Employee Share Plan or any profit sharing or other employee share incentive plan established by the Company,

would exceed 10% of the ordinary share capital of the Company for the time being in issue.

(ii) no Award to subscribe for Shares shall be granted to the extent that the aggregate number of Shares that could be issued pursuant to that Award and any other Awards granted at the same time when added to the number of Shares that:

(a) could be issued on the exercise or vesting of any other subsisting share options or awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan; and

(b) have been issued on the exercise or vesting of any share options or awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan; and

(c) have been issued during the preceding ten years under any Discretionary Share Plan established by the Company;

would exceed 5% of the ordinary share capital of the Company for the time being in issue.

(d) Shares delivered by the Company in settlement of Awards may be authorised and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for delivery under the Plan.

(f) Any member of the plc Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 678 of the Companies Act 2006.

5. Eligibility. Participation shall be limited to Employees who have received written notification from the Committee or from a person designated by the Committee, that they have been selected to participate in the Plan.

6. Options. (a) Generally. The Committee is authorised to grant one or more Approved Options, Unapproved Options, Incentive Share Options or Nonqualified Share Options to any Employee. Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

(b) NQSO and Incentive Options. All Options granted under the Plan to US Participants shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to US Participants who are employees of a member of the plc Group, and no Incentive Stock Option shall be granted to any Employee who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(c) Exercise Price. The Exercise Price per Share for each Option shall be set by the Committee at the Date of Grant but shall not be less than the Fair Market Value of a Share on the Date of Grant and, if the Shares are to be issued, the nominal value of a Share. Any modification to the Exercise Price of an outstanding Option shall be subject to the prohibition on repricing set forth in the proviso to Section 13(b).

(d) Tax conditions. An Option may be granted subject to such conditions for payment of taxation, employees’ National Insurance contributions and employer’s National Insurance contributions liability as the Committee may determine (including without limitation the right to sell on an Option Holder’s behalf sufficient Shares to satisfy any taxation, National Insurance or other social security contributions) and if any condition is imposed relating to the assumption, payment or reimbursement by the Option Holder of employer’s National Insurance contributions liability, such conditions shall comply with any applicable legislation or regulations and the Company shall be entitled to waive in whole or in part the Option Holder’s obligation in respect of such liability.

(e) Performance Goals. The Committee shall determine prior to the Date of Grant whether any Performance Goals shall apply to the vesting of an Option and if so these shall be set out in the applicable Award agreement.

(f) Model Code. The Committee shall not grant Options at any time when it would be prohibited from doing so by the Model Code (or the Company’s dealing code).

(g) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates as the Committee may determine at the Date of Grant and set out in a vesting schedule (a “Vesting Schedule”) in the applicable Award agreement. The Committee may determine that an Option may vest in full on one date only or may vest partially as to different portions on different dates so that an Option may have one Option Period or a number of Option Periods applying to determine when each portion shall vest. Subject to Section 13, Options shall lapse on the earlier of:

(i) the expiry of the Option Period; and

(ii) the Option Holder being declared bankrupt or entering into any general composition with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986;

provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability; provided, further, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition; provided, however, that in no event shall the Option Period exceed ten years from the Date of Grant or five years from the Date of Grant in the case of an Incentive Stock Option granted to a US Participant who on the Date of Grant owns share representing more than 10% of the voting power of all classes of share capital of the Company or any Affiliate. If an Option is exercisable in instalments, such instalments or portions thereof which vest and become exercisable shall remain exercisable until the Option lapses but subject to any earlier lapse provisions under Sections 7(h) and 12.

(h) Exercise and Lapse of Options - Cessation of Employment. Unless otherwise stated in the applicable Award agreement, an Option shall expire earlier than the end of the Option Period in the following circumstances:

(i) If prior to the end of the Option Period, the Participant’s employment with each member of the Combined Group and all Affiliates is terminated without Cause or by the Participant for any reason other than Retirement, the Option shall expire on the earlier of the last day of the Option Period or the date that is three months after the date of such termination; provided, however, that any Participant whose employment with a member of the Combined Group or any Affiliate is terminated and who is subsequently rehired or reengaged by a member of the Combined Group or any Affiliate within three months following such termination and prior to the expiration of the Option shall be treated as if his employment had not terminated. In the event of a termination described in this clause (i), the Option shall remain exercisable by the Participant until its expiration only to the extent the Option was exercisable at the time of such termination.

(ii) If the Participant dies or his employment is terminated on account of Disability prior to the end of the Option Period and while still in the employment of a member of the Combined Group or an Affiliate, or dies following a termination described in clause (i) above but prior to the expiration of an Option, the Option shall expire on the earlier of the last day of the Option Period or the date that is one year after the date of death or cessation on account of Disability of the Participant, as applicable. In such event, the Option shall remain exercisable by the Participant or his or her beneficiary determined in accordance with Section 14(g), as applicable, until its expiration only to the extent the Option was exercisable by the Participant at the time of such event.

(iii) If the Participant ceases employment with a member of the Combined Group or any Affiliates due to a termination for Cause, the Option shall expire immediately upon such cessation of employment.

(iv) If the Participant’s employment ceases by reason of Retirement prior to the end of the Option Period, the Option shall (i) expire at the end of the Option Period and (ii) continue vesting in accordance with the Vesting Schedule set forth in the Award agreement, without regard to any requirement in such Vesting Schedule that the Participant remain employed with a member of the Combined Group or an Affiliate as a condition to vesting.

(v) If the Participant’s employment ceases on account of Disability at a time when the Participant has attained the age and service requirements for Retirement, the Participant shall receive the better of the treatment under clause (ii) and clause (iv) above.

(vi) For the avoidance of doubt, an Option exercisable under Sections (i) to (v) may lapse at an earlier date by virtue of Section 12 and may not be exercised after the expiry of the Option Period.

(vii) For the purposes of this Section 7 a female Option Holder shall not be treated as ceasing to be an employee of a member of the Combined Group or an Affiliate if absent from work wholly or partly because of pregnancy or confinement until she ceases to be entitled to exercise any statutory or contractual right to return to work.

(viii) Where any exercise of an Option under this Section 7 would be prohibited by law or the Model Code (or the Company’s dealing rules) the period during which the Option Holder may exercise his Options shall be extended by an additional period equal to the length of the period of prohibition but not beyond the expiry of the Option Period.

(i) Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by an Award agreement. Immediately prior to the granting of any Options, the Committee may, in its absolute discretion, enter into a deed poll recording its intention to be bound by the share option certificates to be issued to the Option Holder in respect of such Option. Except as specifically provided otherwise in an Award agreement, each Option granted under the Plan shall be subject to the following terms and conditions:

(i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii) Each Share acquired through the exercise of an Option shall be treated as fully paid up at the time of issue or transfer. Each Option shall cease to be exercisable, as to any Share, when the Participant purchases the Share or when the Option expires.

(iii) Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.

(iv) each Option shall vest and become exercisable by the Participant in accordance with the Vesting Schedule established by the Committee and set forth in the Award agreement;

(v) at the time of any exercise of an Option, a Participant must take whatever action is reasonably required by the Committee to ensure compliance with applicable securities laws; and

(vi) Except as specifically provided otherwise in an Award agreement, any Participant who is classified as a “shipboard employee,” and who has not otherwise evidenced a specific intent to permanently terminate his employment with each member of the Combined Group and all Affiliates (as reasonably determined by the Committee) shall not be considered to have terminated employment with each member of the Combined Group and all Affiliates until a six-month period has expired from his signing off of a ship without physically signing on to another ship.

(j) Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefore is received by the Company or the Participant has made arrangements acceptable to the Company for the payment of the Option Price. Options which have become exercisable may be exercised by delivery of written notice (or electronic notice or telephonic instructions to the extent provided by the Committee) of exercise to the Company or its designee (including a third party administrator) in accordance with the terms of the Option accompanied by payment of, or an understanding to pay, the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such shares to the Company or such other method as determined by the Committee); provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay the Exercise Price and all applicable required withholding taxes.

(k) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Share.

(l) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate any applicable law or the applicable rules and regulations of the London Stock Exchange or the UKLA or of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

(m) Incentive Stock Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns shares representing more than ten percent of the voting power of all classes of share capital of the Company or of a Subsidiary or a parent of the Company, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the Date of Grant) of the Shares subject to the Option.

(n) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

7. Stock Appreciation Rights. (a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Employees independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per Share for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option. Any modification to the Strike Price of an outstanding SAR shall be subject to the prohibition on repricing set forth in Section 13(b).

(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the Shares is prohibited by a member of the Combined Group’s insider trading policy (or a member of the Combined Group’s-imposed “blackout period”), the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

Unless otherwise stated in the applicable Award agreement, a SAR shall expire earlier than the end of the SAR Period in the following circumstances:

(i) If prior to the end of the SAR Period, the Participant’s employment with each member of the Combined Group and all Affiliates is terminated without Cause or by the Participant for any reason other than Retirement, the SAR shall expire on the earlier of the last day of the SAR Period or the date that is three months after the date of such termination; provided, however, that any Participant whose employment with a member of the Combined Group or any Affiliate is terminated and who is subsequently rehired or reengaged by a member of the Combined Group or any Affiliate within three months following such termination and prior to the expiration of the SAR shall be treated as if his employment had not terminated. In the event of a termination described in this clause (i), the SAR shall remain exercisable by the Participant until its expiration only to the extent the SAR was exercisable at the time of such termination.

(ii) If the Participant dies or his employment is terminated on account of Disability prior to the end of the SAR Period and while still in the employment of a member of the Combined Group or an Affiliate, or dies following a termination described in clause (i) above but prior to the expiration of an SAR, the SAR shall expire on the earlier of the last day of the SAR Period or the date that is one year after the date of death or cessation on account of Disability of the Participant, as applicable. In such event, the SAR shall remain exercisable by the Participant or his or her beneficiary determined in accordance with Section 14(g), as applicable, until its expiration only to the extent the SAR was exercisable by the Participant at the time of such event.

(iii) If the Participant ceases employment with a member of the Combined Group or any Affiliates due to a termination for Cause, the SAR shall expire immediately upon such cessation of employment.

(iv) If the Participant’s employment ceases by reason of Retirement prior to the end of the SAR Period, the SAR shall (i) expire at the end of the SAR Period and (ii) continue vesting in accordance with the Vesting Schedule set forth in the Award agreement, without regard to any requirement in such Vesting Schedule that the Participant remain employed with a member of the Combined Group or an Affiliate as a condition to vesting.

(v) If the Participant’s employment ceases on account of Disability at a time when the Participant has attained the age and service requirements for Retirement, the Participant shall receive the better of the treatment under clause (ii) and clause (iv) above.

(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written notice (or electronic notice or telephonic instructions to the extent provided by the Committee) of exercise to the Company or its designee (including a third party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e) Payment. Upon the exercise of a SAR, a member of the plc Group shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the Strike Price, less an amount equal to any income and employment taxes, National Insurance or other social security contributions required to be withheld. A member of the plc Group shall pay such amount in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(f) Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of Shares underlying the substituted SARs shall be the same as the number of Shares underlying such Nonqualified Stock Options and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options; provided, however, that if, in the opinion of the Company’s auditors, the foregoing provision creates adverse accounting consequences for a member of the Combined Group, such provision shall be considered null and void.

8. Restricted Shares and Restricted Share Units. (a) Generally. The Committee shall have the authority:

(i) to grant Restricted Share Awards and Restricted Share Unit Awards to Employees;

(ii) to issue or transfer Restricted Shares to Registered Holders on behalf of Participants; and

(iii) to establish terms, conditions and restrictions applicable to such Restricted Shares and Restricted Share Units, including the Restricted Period, which may differ with respect to each Participant, the time or times at which Restricted Shares or Restricted Share Units shall become vested and the number of Shares or units to be covered by each grant and whether the Award shall be subject to Performance Goals.

Each Restricted Share and Restricted Share Unit grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as determined by the Committee and may be reflected in the applicable Award agreement. No Restricted Share Awards or Restricted Share Unit Awards shall be granted at any time when the Committee is prohibited from doing so by the Model Code (or the Company’s dealing rules).

(b) Holding of Restricted Shares. The Committee may require a Participant granted a Restricted Share Award to execute and deliver to the Company a Restricted Share Agreement with respect to the Restricted Shares setting forth the restrictions applicable to such Restricted Shares. The Committee shall determine the terms of such Restricted Share Agreement and in particular whether:

(i) the Restricted Shares shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions, in which case the Committee may require the Participant to additionally execute and deliver to the Company an escrow agreement satisfactory to the Company; or

(ii) the Restricted Shares shall be registered in the name of the nominated Registered Holder during the Restricted Period; or

(iii) other arrangements shall apply to the holding of Restricted Shares during the Restricted Period, the terms of such arrangements being consistent with the terms of this Plan.

(c) Rights of a Participant: Subject to the restrictions set forth in this Section 9 and the applicable Restricted Share Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Shares, including without limitation the right to direct the Registered Holder how to vote such Restricted Shares. Subject to Section 14(c), at the discretion of the Committee, cash dividends and share dividends with respect to the Restricted Shares may be either currently paid to the Participant or withheld by the Company or the Registered Holder for the Participant’s account, and interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or share dividends so withheld by the Committee and attributable to any particular Restricted Shares (and earnings thereon, if applicable) shall be distributed to the Participant upon the release of restrictions on such Restricted Shares. To the extent Restricted Shares are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto, including, but not limited to, the right to any cash dividends and share dividends, shall terminate without further obligation on the part of the Company.

(d) Restricted Share Units: The terms and conditions of a grant of a Restricted Share Unit Award will be reflected in a written Restricted Share Unit Award Agreement. The Committee may determine that a Restricted Share Unit Award be granted in the form of a nil cost option or a conditional or contingent right to acquire shares. Where a Restricted Share Unit Award is granted in the form of a nil cost option, any reference to the Restricted Period expiring in respect of Restricted Share Units shall be construed as meaning that a Participant may call for the Restricted Share Units within the period determined by the Committee. A Participant shall not have any beneficial interest in any Shares during the Restricted Period as a result of being granted a Restricted Share Unit Award. The Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Share Unit (representing one Share) awarded to a Participant may be credited with cash and share dividends paid in respect of one Share (“Dividend Equivalents”). Subject to Section 14(c), at the discretion of the Committee, Dividend Equivalents may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Share Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Share Unit and, if such Restricted Share Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(e) Restrictions; Forfeiture: (i) Restricted Shares comprised in a Restricted Share Award awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to such other terms and conditions as may be set forth in the applicable Restricted Share Agreement: (A) the Participant shall not be entitled to delivery of the share certificate; (B) the Restricted Shares shall be subject to the restrictions on transferability set forth in the Restricted Share Agreement; (C) the Shares shall be subject to forfeiture to the extent provided in the applicable Restricted Share Award Agreement. In the event of any forfeiture all rights of the Participant to such Restricted Shares and as a shareholder shall terminate without further obligation on the part of the Company.

(ii) Restricted Share Units awarded to any Participant shall be subject to (1) forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, to the extent provided in these Rules and the applicable Restricted Share Unit Agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Share Units shall terminate without further obligation on the part of the Company and (2) such other terms and conditions as may be set forth in the applicable Restricted Share Unit Agreement.

(iii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares and Restricted Share Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Share Award or Restricted Share Unit Award, such action is appropriate.

(f) Restricted Period: The Restricted Period applicable to Restricted Shares and Restricted Share Units comprised in an Award shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Shares and Restricted Share Units indicated in a schedule (the “Vesting Schedule”) established by the Committee and set out in the applicable Restricted Share Agreement or Restricted Share Unit Agreement.

(g) Delivery of Restricted Shares and Settlement of Restricted Share Units. (i) Upon the expiration of the Restricted Period with respect to any Restricted Shares covered by a Restricted Share Award, the restrictions set forth in these Rules and the applicable Restricted Share Agreement shall be of no further force or effect with respect to such Restricted Shares, except as set forth in the applicable Restricted Share Agreement. Dividends, if any, that may have been withheld by the Committee and attributable to any particular Restricted Share (and the interest thereon, if any) shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Shares having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such Restricted Share.

(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Share Units covered by a Restricted Share Unit Award, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit which has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Shares in lieu of delivering only Shares in respect of such Released Units or (ii) defer the delivery of Shares (or cash or part Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences (whether under Section 409A of the Code or otherwise). If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Share Units. Dividend Equivalent payments due in accordance with Section 9(d) shall be payable at the same time as the underlying Restricted Share Units are settled following the release of restrictions on such Restricted Share Units.

(h) Tax Conditions: Restricted Share Awards and Restricted Share Unit Awards may be granted subject to such conditions for payment of tax and employees’ National Insurance contributions and employer’s National Insurance contributions as the Committee may determine, including that, with respect to Awards of Restricted Shares which qualify as employment related restricted securities under Chapter 2 of Part VII of ITEPA, any member of the plc Group may require a Participant to enter into an election under section 430 or section 431 of ITEPA.

9. Other Share-Based Awards. The Committee may issue unrestricted Shares, rights to receive grants of Awards at a future date, the grant of securities convertible into Shares, the grant of other Awards denominated in Shares (including, without limitation, performance shares, or performance units), or valued with reference to

Shares, under the Plan to Employees, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Share-Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Share-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the Date of Grant.

10. Changes in Capital Structure and Similar Events. In the event of any:

(a) Capital Reorganisation;

(b) Corporate Transaction; or

(c) the implementation by the Company of a demerger, or the payment by the Company of a dividend in specie or a super dividend or other transaction or any change in applicable laws or any change in circumstances which in the opinion of the Committee (acting fairly and reasonably and taking into account any criteria it may consider to be relevant) would materially affect (whether by increasing or reducing) the current or future value of an Award, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the following:

(i) adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii) providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(iii) cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that:

(i) in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) (“ASC 718”)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring;

(ii) except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h) (3) of the Code, and any adjustments under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes;

(iii) except as provided in this sub-paragraph (iii), no adjustment may have the effect of reducing the Exercise Price of any Option to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Exercise Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment to the Exercise Price of Options over unissued Shares shall only be made if and to the extent that the Committee shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Company may apply such sum in paying up such amount on such Shares and so that, on exercise of any Option in respect of which such reduction shall have been made, the Company shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid; and

(iv) any adjustment in Incentive Share Options under this Section 11 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.

11. Effect of Change of Control: Except to the extent a particular Award agreement or Award agreement otherwise provides:

(a) In the event a Participant’s employment with the Combined Group is terminated by the Combined Group without Cause (and other than due to death or Disability) on or within 12 months following a Change of Control, notwithstanding any provision of the Plan to the contrary, all Options and SARs held by such Participant shall become immediately exercisable with respect to 100 percent of the Shares subject to such Options and SARs, and the Restricted Period shall expire immediately with respect to 100 percent of the Restricted Shares and Restricted Share Units and any other Awards held by such Participant (including a waiver of any applicable Performance Goals); provided that in the event the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, a portion of any such Award that shall become fully vested and immediately exercisable shall be based on (a) actual performance through the date of termination as determined by the Committee or (b) if the Committee determines that measurements of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee.

(b) In addition, in the event of a Change of Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Award and pay to the holders thereof, in cash or shares, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. Notwithstanding the above, the Committee shall, in the case of US Participants, exercise such discretion over any Award subject to Code Section 409A at the time such Award is granted.

(c) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

12. Amendments and Termination. (a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no amendment to the advantage of Employees or may be made to:

(i) the definition of Employee in Section 2;

(ii) the limitations on the number of Shares subject to the Plan;

(iii) the basis for determining an Executive’s entitlement to Shares under the Plan;

(iv) the terms of Shares to be provided under the Plan;

(v) the adjustment provisions of Section 11 of the Plan; or

(vi) the Option Price applicable to an Option (other than in the circumstances permitted in Section 11),

without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Employees or any member of the Combined Group.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment with the Company); provided, that without shareholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike, as the case may be) or other Award or cash and (iii) the Committee may not take any other action which is considered a “repricing” for the purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

provided, further, that any such amendment that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of or sanction of a majority of Participants who, having been notified of the proposed amendment express their views. For this purpose a majority is determined by reference to the position if the affected Participants exercised their Options in full or the Restricted Period in respect of their Award expired, and they became entitled to all the Shares which would fall to be allotted, transferred or released upon exercise in full of all outstanding Options and expiry of the Restricted Period. Notwithstanding the foregoing, no amendment shall be made to proviso (iii) of this Section 13(b) without shareholder approval.

(c) Notwithstanding any other provision of the Plan, the Committee may establish appendices to the Plan for the purpose of granting Approved Options to Employees who are primarily liable to tax in the United Kingdom and Awards to Employees who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws provided that any shares made available under such appendices shall count towards the limits set out in Section 5.

(d) Benefits under the Plan shall not be pensionable.

13. General. (a) Award Agreements.

(i) Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability or termination of employment of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award agreement to be signed by the Participant or a duly authorised representative of the Company.

(ii) Awards granted to a Participant under the Plan also may be subject to such other provisions (whether or not applicable to Awards granted to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the acquisition of Shares upon the exercise of Options (provided that the Committee determines that providing such financing does not violate the US Sarbanes-Oxley Act of 2002 and applicable UK law), provisions for the forfeiture of or restrictions on resale or other disposition of Shares acquired under any Award, provisions giving the Company the right to repurchase Shares acquired under any Award in the event the Participant elects to dispose of such Shares, provisions allowing the Participant to elect to defer the receipt of Shares upon the exercise of Awards for a specified period or until a specified event, and provisions to comply with any applicable securities laws or tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.

(b) Nontransferability. Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against each member of the plc Group or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividend equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable (but not more than 60 days) after such Awards are earned and become payable or distributable).

(d) Tax Withholding. (i) A Participant may be required to pay to a member of the Combined Group, and each member of the Combined Group shall have the right and is hereby authorised to withhold from any Shares or other property deliverable under any Award or from any compensation or other amounts owing to a Participant the amount (in cash, Shares or other property) of any required tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of the above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability if using method (B) or (C) of this subsection) by:

(A) payment in cash;

(B) delivery of Shares owned by the Participant with a Fair Market Value equal to such withholding liability;

(C) having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Award a number of Shares with a Fair Market Value equal to such withholding liability; or

(D) authorising the Company to arrange the sale of sufficient Shares to generate proceeds sufficient to discharge any withholding liability.

(e) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of a member of a Combined Group or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of a member of the Combined Group or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. A member of the Combined Group or any of its Affiliates may at any time dismiss a Participant from employment (lawfully or unlawfully), free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between a member of the Combined Group and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(f) Terms of employment. The rights and obligations of an Employee under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation and damages in consequence of the termination of his office or employment with any company for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from his ceasing to have rights under or his entitlement to an Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 14(f) and the Employee’s terms of employment, this Section will take precedence.

(g) Designation and Change of Beneficiary. Each Participant may file with the Company a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse (or domestic partner if such status is recognized by the Company according to the procedures established by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, his or her estate. After receipt of Options in accordance with this paragraph, beneficiaries will only be able to exercise such Options in accordance with Section 7(h)(ii) of this Plan.

(h) Termination of Employment. Except as otherwise provided in an Award agreement or an employment, severance, consulting, letter or other agreement with a Participant, unless determined otherwise by the Committee at any point following such event, neither a temporary absence from employment due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a reserve unit) nor a transfer from employment with a member of the Combined Group to employment with another member of the Combined Group or an Affiliate (or vice-versa) shall be considered a termination of employment of such Participant with a member of the Combined Group or an Affiliate.

(i) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Shares which are subject to Awards hereunder until such Shares have been issued or delivered to that person.

(j) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price (in the case of an Option) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the US Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of share options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(o) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Combined Group and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Combined Group or the Committee or the Board, other than himself.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Combined Group except as otherwise specifically provided in such other plan.

(q) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of England. All disputes arising out of or in connection with the rules shall be subject to the exclusive jurisdiction of the courts of England and Wales.

(r) Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(t) 409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that, to the extent this Plan applies to US Participants, the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither any member of the Combined Group nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each payment that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(u) Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of a member of the Combined Group, while employed by a member of the Combined Group or any Affiliate or after termination of such employment, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in Detrimental Activity that is in conflict with or adverse to the interest of a member of the Combined Group or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

(v) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the plc Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control. Words in the singular shall include the plural and words in plural shall include the singular.

APPENDIX

HMRC approved part of the Scheme

In relation to any Employee whose remuneration is subject to taxation in the UK and to whom the Committee wishes to grant Approved Options, the following provisions relating to Options shall apply:

(A)	Sections 1 to 14 of the Plan shall apply to the grant of Approved Options under this Appendix subject to the modifications contained in the following paragraphs.

(B)

This Appendix shall not apply to Awards of Restricted Shares, Restricted Share Units, Stock Appreciation Rights or Other Share-Based Awards and, accordingly, Sections 8 to 12 shall not apply to this Appendix.

(C)	The definition of Employee in Section 2 shall be construed so that:

(1)

no Option may be granted under this Appendix to a director of any member of the plc Group unless such director is required to devote not less than 25 hours per week to the affairs of the plc Group; and

(2)	no Option may be granted under this Appendix to an employee (including one who is a director) who is ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.

(D)	Part (b) of the definition of Fair Market Value shall not apply to the grant of Options under this Appendix. In its place, a new paragraph (b) shall be inserted as follows:

“(b)	subject to (a) above, the value as agreed between HMRC and the Company in writing in advance of the Date of Grant;”

(E)

The definition of Shares shall be subject to the condition that they satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA. For the avoidance of doubt, Options may not be granted over ADRs under this Appendix.

(F)

In addition to its powers under Section 4, the Committee may make such amendments to this Appendix without the approval of shareholders in general meeting as are necessary or desirable to obtain or maintain HMRC approval of this Appendix.

(G)	Any Option granted under this Appendix may only be exercised by an Option Holder who is not ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.

(H)	Section 4(b)(v) shall not apply to the grant of Options under this Appendix.

(I)	Section 4(b)(vi) shall not apply to the grant of Options under this Appendix.

(J)	Any correction pursuant to Section 4(b)(vii) to an Option granted under this Appendix shall be subject to the exercise of the amendment power under Section 13, as modified by this Appendix.

(K)	Section 6 shall not apply to the grant of Options under this Appendix. In its place a new Section 6 shall be inserted as follows:

“6.	ELIGIBILITY

6.1	No Employee shall be granted an Option unless:

(a)	he has received written notification from the Committee, or from a person designated by the Committee, that he has been selected to participate in the Plan; and

(b)

immediately following such grant the aggregate Fair Market Value of the Shares which he may acquire by exercise of the Option and any Shares which he may acquire by exercise of any other options granted under the Plan or any other approved CSOP scheme (within the meaning of section 521(4) of ITEPA) established by the plc Group will not exceed £30,000 or such other amount as may be specified pursuant to paragraph 6 of Schedule 4 to ITEPA and for this purpose Fair Market Value shall be determined on the date on which the relevant Option is granted.”

(L)	Section 7(d) shall not apply to the grant of Options under this Appendix. In its place a new Section 7(d) shall be inserted as follows:

“Conditions of Exercise

(d)

The exercise of an Option may be subject to such conditions for payment of taxation, employees’ National Insurance contributions and employer’s National Insurance contributions liability as the Committee may determine (including without limitation the right to sell on an Option Holder’s behalf sufficient Shares to satisfy any taxation or National Insurance contributions) and if any condition is imposed relating to the assumption, payment or reimbursement by the Option Holder of employer’s National Insurance contributions liability, such conditions shall comply with any applicable legislation or regulations and the Company shall be entitled to waive in whole or in part the Option Holder’s obligation in respect of such liability.”

(M)	Section 7(e) shall not apply to the grant of Options under this Appendix. In its place a new Section 7(e) shall be inserted as follows:

“Performance Goals

(e)

The Committee shall determine prior to the Date of Grant whether any Performance Goals shall apply to the vesting of an Option and if so these shall be set out in the applicable Award agreement or share option certificate. Any Performance Goals applied by the Committee must be objective. If events subsequently occur which cause the Committee to consider that a different Performance Goal would be a fairer measure of the performance of the job-holder, an amendment may be made to the extent that the Committee reasonably consider would result in the Performance Goal being no more nor less difficult to satisfy than it would have been without such amendment.”

(N)	The provisos to Section 7(g) shall not apply to Options granted under this Appendix.

(O)	Section 7(i)(iii) shall not apply to the grant of Options under this Appendix. In its place a new Section 7(i)(iii) shall be inserted as follows:

“Options shall not be transferable by the Participant other than to the Option Holder’s personal representative on his death and shall be exercisable during the Participant’s lifetime by him alone;”

(P)

Section 11 shall be amended so that the Committee shall not have power to adjust Options granted under this Appendix in the circumstances envisaged by (b) or (c) of Section 11, nor to adjust the type of Shares subject to an Option. Any adjustment pursuant to Section 11 to an Option granted under this Appendix shall not take effect without the prior approval of HMRC.

(Q)	Section 12(b) shall not apply to Options granted under this Appendix.

(R)	New Sections 12(d) and (e) shall be inserted as follows:

“Roll-over of Options

(d)

If any event occurs which falls within sub-section (i), (iv) or (v) of the definition of Change of Control, each Participant who holds an Option granted under this Appendix may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4 of ITEPA), by agreement with the acquiring company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an option (the “New Option”) which (in accordance with Section 12(e) below) is equivalent to the Old Option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 27(2)(b) of Schedule 4 of ITEPA) (the “New Grantor”).

(e)

The New Option shall not be regarded for the purposes of Section 12(d) as equivalent to the Old Option unless the conditions set out in paragraph 27(4) of Schedule 4 of ITEPA are satisfied and, in relation to the New Option, the provisions of the Plan shall be construed as if:

(i)	the New Option were an option granted under the Plan at the same time as the Old Option;

(ii)

references to any Performance Goals were references to such new Performance Goals (if any) relating to the business of the New Grantor or any member of the New Grantor’s group as the Committee may consider are appropriate in the circumstances;

(iii)	references to the Company in Sections 2 to 12 and in the definition of plc Group were references to the New Grantor;

(iv)	references to Shares were references to shares in the New Grantor.”

(S)

Options granted under this Appendix may be exercised by delivery of written notice of exercise (or electronic notice or telephonic instructions to the extent provided by the Committee) accompanied by payment of, or an undertaking to pay, the aggregate Exercise Price). The Exercise Price shall be payable in cash. Section 7(j) shall be modified accordingly.

(T)	Section 14(a)(ii) shall not apply to Options granted under this Appendix. In its place, a new Section 14(a)(ii) shall be inserted as follows:

“Additional Provisions of an Award

(ii)

Awards granted to a Participant under the Plan may also be subject to such other provisions (whether or not applicable to other Awards granted to any such Participant) as the Committee determines appropriate to be offered to a Participant to assist the Participant in financing the acquisition of Shares upon the exercise of Options (provided that such financing does not violate the US Sarbanes-Oxley Act of 2002 and applicable UK law). Any such arrangements are subject to the prior approval of HMRC”

(U)	Section 14(b) shall not apply to Options granted under this Appendix.

(V)	Section 14(c) shall not apply to Options granted under this Appendix.

(W)	Section 14(d) shall not apply to the grant of Options under this Appendix. In its place a new Section 14(d) shall be inserted as follows:

“Tax Withholding

(i)

Subject to Section 14(d)(ii) below, a Participant may be required to pay to a member of the Combined Group, and each member of the Combined Group shall have the right and is hereby authorised to withhold from any Shares or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash) of any required tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii)

Prior to the exercise of an Option, the Committee shall offer a Participant the opportunity to elect to satisfy, in whole or in part, any withholding liability by the methods set out in this subsection (but no more than the minimum required withholding liability if using method (b) or (c) of this subsection):

(a)	payment in cash;

(b)	delivery of Shares owned by the Participant with a Fair Market Value equal to such withholding liability;

(c)	authorising the Company to arrange the sale of sufficient Shares to generate proceeds sufficient to discharge any withholding liability.

In the event that the Participant fails to satisfy the liability within 7 days, the Committee shall be authorised to arrange the sale of sufficient Shares to generate proceeds sufficient to discharge.”

(X)	Section 14(g) shall not apply to Options granted under this Appendix.

(Y)	The second sentence of Section 14(j)(i) and the whole of Section 14(j)(ii) shall not apply to Options granted under this Appendix.

(Z)	Section 14(l) shall not apply to Options granted under this Appendix.

(AA)	Sections 14(u) and (v) shall not apply to Options granted under this Appendix.

(BB)

At a time when this Appendix is approved by HMRC, and if such approved status is to be maintained, no amendment to any key feature (as defined by paragraph 30(4) of Schedule 4 to ITEPA) of the rules of the Plan or this Appendix may take effect as regards this Appendix without the prior approval of HMRC (and if such approved status is not to be maintained, the Company shall notify HMRC of the relevant amendment).

(CC)

All Shares allotted or transferred upon the exercise of an Option granted under this Appendix shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.